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                                                                     EXHIBIT 5.2
                                                                 Piper & Marbury
                                                                          L.L.P.

Williams Scotsman, Inc.
Mobile Field Office Company


September 25, 1997

                                              PIPER & MARBURY
                                                          L.L.P.
                                                   CHARLES CENTER SOUTH
                                                  36 SOUTH CHARLES STREET
                                              BALTIMORE, MARYLAND 21201-3018
                                                       410-539-2530
                                                          FAX: 410-539-0489

                                                                      WASHINGTON
                                                                        NEW YORK
                                                                    PHILADELPHIA
                                                                          EASTON


                               September 25, 1997

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                                                                 Piper & Marbury

                                                                          L.L.P.

Williams Scotsman, Inc.
Mobile Field Office Company


September 25, 1997

Williams Scotsman, Inc.

Mobile Field Office Company

8211 Town Center Drive

Baltimore, Maryland 21236

       Re:  Registration Statement of Form S-4

           Registration Number (333-30753)

Ladies and Gentlemen:

    We have acted as special counsel to Williams Scotsman, Inc., a Maryland corporation (the "Issuer") and Mobile Field Office Company, a New Jersey corporation (the "Guarantor"), in connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuer with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder. The Registration Statement relates to the registration under the Act of the Issuers 9 7/8% Senior Notes due 2007 (the "New Notes") and the guarantees of the New Notes by the Guarantor and by Willscot Equipment L.L.C., a Delaware limited liability company (the "Subordinated Guarantor"). The New Notes are to be offered in exchange for the Issuer's outstanding 9 7/8% Senior Notes due 2007 (the "Existing Notes"). The New Notes will be issued under the Indenture dated as of May 15, 1997 (the "Indenture") among the Issuer, the Guarantor, the Subordinated Guarantor and The Bank of New York, as Trustee. The Issuer and the Guarantor are collectively referred to herein as the "Obligors"; and the New Notes, the Indenture and the guarantee (the "Guarantee") by the Guarantor on a senior basis of the New Notes are collectively referred to herein as the "Transaction Documents".

    As counsel in the capacity indicated above, we have examined, among other things, the following:

        1.  The Transaction Documents;

        2. Records of the corporate proceedings of each of the Obligors, relating to the Transaction Documents, as certified by the Secretary and Corporate Counsel of Scotsman Holdings, Inc., a Delaware corporation ("Holdings"), which is the parent corporation of the Issuer, which, in turn, is the parent corporation of the Guarantor; and

        3. Such other documents, records and legal matters as we have deemed necessary or relevant for purposes of the opinions hereinafter expressed.

    In all such examinations, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed, or photostatic copies, the legal capacity of all individuals who have executed any of the aforesaid documents. We have also assumed that (i) all of the parties to the Transaction Documents are duly organized, validly existing and in good standing in their respective jurisdictions of organization and have the power and authority to execute, deliver and perform the Transaction Documents and (ii) there are no oral or written modifications or amendments to the Transaction Documents, and there has been no waiver of any of the provisions thereof, by action or conduct of the parties or otherwise.
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                                                                 Piper & Marbury

                                                                          L.L.P.

Williams Scotsman, Inc.

MOBILE FIELD OFFICE COMPANY


September 25, 1997

    We have been furnished with and, with your consent, have relied upon, a certificate of the Secretary and Corporate Counsel of Holdings, and upon the representations and warranties of the Obligors, as set forth in the Transaction Documents, with respect to certain factual matters.

    In basing the opinions and other matters set forth herein on "our knowledge," the words "our knowledge" signify that, in the course of our representation as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate. The words "our knowledge" and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have acted as counsel to any of the Obligors in connection with the transaction being consummated pursuant to the Transaction Documents.

    Based upon and subject to the foregoing, we are of the opinion that:

        1. Each Obligor has duly and validly authorized each Transaction Document to which it is a party and has duly executed and delivered the Indenture.

        2. Upon execution and delivery of the New Notes by any two duly authorized officers of the Issuer, the New Notes will have been duly executed and delivered by the Issuer. Upon execution and delivery of the Guarantee by a duly authorized officer of the Guarantor, the Guarantee will have been duly executed and delivered by the Guarantor.

    The opinions set forth above are subject to the following further limitations and qualifications:

        A. Except as expressly provided herein, we express no opinion as to any agreement, document, certificate, or instrument, other than the Transaction Documents, that may be an exhibit to, or referred to in, any Transaction Documents.

        B. We are opining herein only with respect to the laws of the State of Maryland and the New Jersey Business Corporation Act. We express no opinion with respect to the laws of any other jurisdiction.

    The opinions expressed herein are rendered to you as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to supplement this opinion in the event of any change in applicable law or in the facts upon which any of the opinions herein are based. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

    We hereby consent to the use of our name in the Registration Statement and in the related prospectus as the same appears under the caption "Legal Matters" and to the use of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act of by the rules and regulations promulgated thereunder.

                                                Very truly yours,


                                                Piper & Marbury



                                               L.L.P.